As filed with the Securities and Exchange Commission on May 27, 2011.
Registration No. 333-100398
Registration No. 333-70440
Registration No. 333-66239
Registration No. 333-45856
Registration No. 333-45852
Registration No. 333-15961
Registration No. 333-15957
Registration No. 033-92966
Registration No. 033-80588
Registration No. 033-50198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-100398
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70440
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-66239
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-45856
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-45852
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-15961
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-15957
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-92966
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-80588
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-50198
UNDER THE SECURITIES ACT OF 1933

Retail Ventures, Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	20-0090238 (I.R.S. Employer Identification No.)
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RETAIL VENTURES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
RETAIL VENTURES, INC. AMENDED AND RESTATED 1991 STOCK OPTION PLAN
RETAIL VENTURES, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN
RETAIL VENTURES, INC. 1992 OFFICER/KEY EMPLOYEE STOCK BONUS PLAN
(Full Title of the Plans)

William L. Jordan
General Counsel
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Correspondence to:
Robert J. Tannous, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High Street
Columbus, Ohio 43215
Telephone: (614) 227-2000
Fax: (614) 227-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY STATEMENT
Deregistration of Securities
          On May 26, 2011, pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), dated February 8, 2011, as amended, by and among Retail Ventures, Inc. (“Retail Ventures”), DSW Inc., and DSW MS LLC (“Merger Sub”), a wholly owned subsidiary of DSW Inc., Retail Ventures merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of DSW Inc. Pursuant to the Merger Agreement, upon the closing of the Merger, each outstanding Retail Ventures common share, without par value, was converted into the right to receive 0.435 DSW class A common shares, without par value, unless the holder properly and timely elected to receive a like amount of DSW class B common shares, without par value, in lieu of DSW class A common shares. All compensatory awards based on or comprised of Retail Ventures common shares, such as stock options, stock appreciation rights, and restricted stock, were converted into and became, respectively, awards based on or comprised of DSW class A common shares, in each case on terms substantially identical to those in effect immediately prior to the effective time of the Merger, in accordance with the 0.435 exchange ratio.
          This Post-Effective Amendment to the Retail Ventures’ Registration Statements on Form S-8 listed below (collectively, the “Prior Registration Statements”), is filed to deregister all securities that were previously registered and have not been sold or otherwise issued as of the date of the filing of these Post-Effective Amendments under the (i) Retail Ventures Amended and Restated 2000 Stock Incentive Plan, (ii) Retail Ventures, Inc., Inc. Amended and Restated 1991 Stock Option Plan, (iii) Retail Ventures, Inc. Amended and Restated Non-Employee Director Stock Plan, and (iv) Retail Ventures, Inc. 1992 Officer/Key Employee Stock Bonus Plan, as the case may be, and for which the Prior Registration Statements had remained in effect.
1.	Registration Statement No. 333-100398 filed October 7, 2002, as amended on October 16, 2003;

2.	Registration Statement No. 333-70440 filed September 28, 2001, as amended on October 16, 2003;

3.	Registration Statement No. 333-66239 filed October 28, 1998, as amended on October 16, 2003;

4.	Registration Statement No. 333-45856 filed September 15, 2000, as amended on October 16, 2003;

5.	Registration Statement No. 333-45852 filed September 15, 2000, as amended on October 16, 2003;

6.	Registration Statement No. 333-15961 filed November 12, 1996, as amended on October 16, 2003;

7.	Registration Statement No. 333-15957 filed November 12, 1996, as amended on October 16, 2003;

8.	Registration Statement No. 033-92966, filed June 1, 1995, as amended on October 16, 2003;

9.	Registration Statement No. 033-80588, filed June 22, 1994, as amended on October 16, 2003; and

10.	Registration Statement No. 033-50198, filed July 29, 1992, as amended on October 16, 2003.
          As a result of the Merger, Retail Ventures has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with the undertakings made by Retail Ventures in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements which remain unsold at the termination of such offerings, Merger Sub, as successor in interest to Retail Ventures hereby removes from registration any securities registered under the Prior Registration Statements which remain unsold.

Signatures
          Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused these Post-Effective Amendment No. 2s to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 27, 2011.

DSW MS LLC as successor in interest to Retail Ventures, Inc.
By:	/s/ William L. Jordan
William L. Jordan
Executive Vice President, General Counsel and Secretary